Exhibit 99.1

PRESS RELEASE

WELLPOINT REPORTS SECOND QUARTER 2008 RESULTS

•	Net income was $1.44 per share, including $0.03 per share in net realized investment losses

•	Operating revenue reached approximately $15.5 billion, an increase of 3.1 percent from the prior year quarter

•	Selling, general and administrative expense ratio declined by 80 basis points from the prior year quarter

•	Full year 2008 net income now expected to be in the range of $5.42—$5.57 per share, including net realized investment losses of $0.06 per share

Indianapolis, IN – July 23, 2008 – WellPoint, Inc. (NYSE: WLP) today announced that second quarter 2008 net income was $750.5 million, or $1.44 per share, which included net realized investment losses of $0.03 per share. Net income in the second quarter of 2007 was $835.2 million, or $1.35 per share.

“During the second quarter, we continued to execute on our performance improvement plan and we are seeing positive results from these efforts,” said Angela F. Braly, president and chief executive officer of WellPoint, Inc. “As of June 30, 2008, claims inventories for fully insured business are down 23 percent from year-end 2007, and our claims-processing speeds have increased. This provides greater visibility into medical cost trends and enables us to more accurately price our business. Increased claims-processing speeds also improve our ability to provide high quality service to our customers and providers.”

“Based on results through the first six months of the year, including membership mix changes, lower fully insured membership and our settlement of certain California rescission issues, we have narrowed our 2008 earnings per share guidance range,” added Braly.

“We are the nation’s largest health benefits company in terms of membership, and the local market leader in almost all of the 14 states where we hold the Blue Cross or Blue Cross and Blue Shield license. As the leader, we price our products in a disciplined and actuarially sound manner,” said Wayne S. DeVeydt, executive vice president and chief financial officer of WellPoint, Inc. “While our membership declined in the quarter primarily due to our withdrawal from the Ohio Covered Families and Children Medicaid program, we already have several new National Account wins for 2009 and expect continued membership growth in that business.”

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled approximately 35.3 million members at June 30, 2008, an increase of 507,000 members, or 1.5 percent, from 34.8 million at June 30, 2007. The increase was driven by the National business, which added 626,000 members over the past 12 months. Enrollment in the Company’s Senior products increased by 66,000 members. The growth in National and Senior membership was partially offset by attrition of 135,000 members in the Individual and Local Group businesses, and a decline of 54,000 in State Sponsored programs.

During the second quarter of 2008, medical enrollment declined sequentially by 99,000 members, or 0.3 percent, due primarily to the Company’s previously announced withdrawal from the Ohio Covered Families and Children Medicaid program. Local Group and Individual membership declined by 57,000 members driven by disciplined pricing, while National enrollment increased by 45,000.

The Company expects medical enrollment to decline by approximately 150,000 members during the second half of 2008, as projected enrollment declines in the 205,000 member Connecticut Medicaid program will be partially offset by growth in the Commercial self-funded businesses.

Operating Revenue: Operating revenue was $15.5 billion in the second quarter of 2008, an increase of 3.1 percent from $15.0 billion in the second quarter of 2007. The increase was driven primarily by premium rate increases in all medical lines of business and growth in the Company’s Medicare Advantage products. These increases in revenue were partially offset by the loss of the New York State prescription drug contract and lower Commercial and State Sponsored fully insured membership.

Benefit Expense Ratio: The benefit expense ratio was 83.3 percent in the second quarter of 2008, an increase of 150 basis points from 81.8 percent in the prior year quarter. Approximately 90 basis points of the increase resulted from higher medical costs and membership mix changes in the Local Group business. Higher medical costs in the Company’s Medicare Advantage products increased the consolidated benefit expense ratio by another 45 basis points. These increases were partially offset by the loss of the New York State prescription drug contract, which had a benefit expense ratio higher than the Company average. The Company continues to adjust pricing and benefit plan designs to address the higher medical costs in its Local Group and Medicare Advantage businesses.

The benefit expense ratio declined by 180 basis points from the first quarter of 2008 primarily due to seasonality in the Senior business, including the Medicare Part D drug benefit design, and favorable prior period reserve adjustments.

Premium and Cost Trends: Trends include Local Group and Individual fully-insured businesses.

For the twelve month period ended June 30, 2008, unit cost increases continue to be the primary driver of medical cost trends. Medical cost trends for the full year of 2008 are expected to be in the range of 8.0 percent, plus or minus 50 basis points, and the Company continues to price its business so that expected premium yield exceeds total cost trend, where total cost trend includes medical costs and selling, general and administrative (“SG&A”) expense.

SG&A Expense Ratio: The SG&A expense ratio was 14.3 percent in the second quarter of 2008, a decline of 80 basis points from 15.1 percent in the second quarter of 2007. The decline primarily resulted from reduced incentive compensation in the current year quarter.

Operating Cash Flow: Operating cash flow for the six months ended June 30, 2008 was $1.1 billion, or 0.9 times net income. The decrease in operating cash flow from 2007 was driven primarily by the timing of payments from the Centers for Medicare and Medicaid Services, increases in receivables due to membership growth, claims inventory reductions and other actions we have taken in response to our systems migrations, and lower net income in 2008. The Company now expects operating cash flow of approximately $3.0 billion for the full year of 2008.

Days in Claims Payable: Days in Claims Payable (“DCP”) as of June 30, 2008 was 47.7 days, a 0.4 day decrease from 48.1 days at March 31, 2008. The decrease was primarily attributable to a reduction in the length of time between the date of service and claims payment and changes in the timing of payments in the company’s Pharmacy Benefit Management (“PBM”) operation, partially offset by prior period reserve adjustments.

Share Repurchase Program: During the second quarter of 2008, the Company repurchased 16.8 million shares of its common stock for $866.6 million. For the six months ended June 30, 2008, the Company repurchased 46.5 million shares for approximately $2.9 billion. As of June 30, 2008, the remaining Board-approved share repurchase authorization was approximately $1.4 billion, and cash and investments held at the parent company and available for general corporate use totaled $932.8 million.

REPORTABLE SEGMENTS

In 2008, WellPoint, Inc. has the following reportable segments: Commercial Business, which includes the Local Group, National, UniCare, and Specialty Products lines of business; Consumer Business, which includes the Individual, Senior, and State Sponsored lines of business; and Other, which includes Comprehensive Health Solutions (including the Company’s PBM and Behavioral Health operations), Federal Employee Plan or “FEP” business, National Government Services, inter-segment sales and expense eliminations, and corporate expenses not allocated to the other reportable segments. These segments are consistent with the Company’s organizational structure.

Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

	Three Months Ended June 30				Six Months Ended June 30
(In millions)	2008	2007	Change		2008	2007	Change
Operating Revenue
Commercial Business	$9,517.1	$9,533.4	(0.2)%		$19,005.3	$18,989.0	0.1%
Consumer Business	4,144.0	3,808.9	8.8%		8,244.0	7,535.3	9.4%
Other Business:
External Customers	1,815.9	1,671.3	8.7%		3,594.3	3,330.5	7.9%
Intersegment Revenue	697.5	565.8	23.3%		1,362.8	1,074.4	26.8%
Intersegment Eliminations	(697.5)	(565.8)	(23.3)%		(1,362.8)	(1,074.4)	(26.8)%

Other	1,815.9	1,671.3	8.7%		3,594.3	3,330.5	7.9%

Total Operating Revenue	15,477.0	15,013.6	3.1%		30,843.6	29,854.8	3.3%

Operating Gain (Loss)
Commercial Business	$820.7	$928.8	(11.6)%		$1,704.4	$1,843.9	(7.6)%
Consumer Business	223.7	212.0	5.5%		99.5	356.0	(72.1)%
Other	139.9	93.2	50.1%		263.0	207.4	26.8%

Operating Margin
Commercial Business	8.6%	9.7%	(110	)bp	9.0%	9.7%	(70	)bp
Consumer Business	5.4%	5.6%	(20	)bp	1.2%	4.7%	(350	)bp

Commercial Business: Operating gain for the Commercial Business segment was $820.7 million in the second quarter of 2008, a decrease of 11.6 percent compared with $928.8 million in the second quarter of 2007. The decline principally resulted from higher medical costs and membership mix changes in the Local Group business. Membership in the Commercial segment increased by 546,000, or 2.0 percent, from the second quarter of 2007, as growth in self-funded enrollment was partially offset by a decline in fully insured membership. The Company is executing on a series of initiatives, including account retention programs, broker incentive programs and the introduction of new products, all focused on growing Commercial fully insured enrollment.

Consumer Business: Operating gain for the Consumer Business segment was $223.7 million in the second quarter of 2008, an increase of 5.5 percent compared with $212.0 million in the second quarter of 2007. The increase reflected an improvement in Medicare Supplement and State Sponsored operating results, partially offset by deterioration in the performance of the Company’s Medicare Advantage business, as benefit designs of certain Medicare Advantage products have resulted in adverse selection. The Company has implemented medical management initiatives to address high claims experience in its Medicare Advantage business and will adjust benefits and pricing for 2009.

Other: Operating gain for the Other segment totaled $139.9 million in the second quarter of 2008, an increase of 50.1 percent compared with $93.2 million in the prior year quarter. The increase was driven by growth in the PBM operation, including a 7.5 percent increase in processed prescription volume. Behavioral Health results also improved from the prior year quarter as enrollment increased by approximately 3.4 million lives, or 16.8 percent, driven by the conversion of New York membership to the WellPoint Behavioral Health Company.

OUTLOOK

Full Year 2008:

•	The Company now expects net income to be in the range of $5.42 - $5.57 per share, including net realized investment losses of $0.06 per share.

•	Year-end medical enrollment is now expected to be approximately 35.1 million members.

•	Operating revenue is now expected to total approximately $61.9 billion.

•	The benefit expense ratio is expected to be in the range of 83.3 - 83.6 percent.

•	The SG&A expense ratio is now expected to be approximately 14.5 percent.

•	The Company now expects operating cash flow of approximately $3.0 billion.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	Operating margin is defined as operating gain divided by operating revenue.

3.	Certain prior period amounts have been reclassified to conform to the current period presentation.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss its second quarter earnings results and updated outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 908943. The replay will be available from 1:45 p.m. EDT today until the end of the day on August 6, 2008. The call will also be available through a live webcast at www.wellpoint.com under “Investor Info.” A webcast replay will be available following the call.

Contacts:

Investor Relations	Media
Michael Kleinman, 317-488-6713	Shannon Troughton, 317-488-6789

About WellPoint, Inc.

WellPoint, Inc. is the largest health benefits company in terms of medical membership in the United States. WellPoint is an independent licensee of the Blue Cross and Blue Shield Association and serves its members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the northern Virginia suburbs of Washington, D.C.), Wisconsin; and through UniCare. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Membership & Prescription Volume Summary

(Unaudited and in Thousands)

				Change from
	June 30, 2008	December 31, 2007	June 30, 2007	December 31, 2007	June 30, 2007
Medical Membership
Customer Type
Local Group	16,650	16,663	16,688	(0.1)%	(0.2)%

National Accounts	6,732	6,389	6,413	5.4%	5.0%
BlueCard	4,782	4,563	4,475	4.8%	6.9%

Total National	11,514	10,952	10,888	5.1%	5.7%

Individual	2,353	2,390	2,450	(1.5)%	(4.0)%
Senior	1,304	1,250	1,238	4.3%	5.3%
State Sponsored	2,068	2,174	2,122	(4.9)%	(2.5)%
FEP	1,385	1,380	1,381	0.4%	0.3%

Total Medical Membership	35,274	34,809	34,767	1.3%	1.5%

Funding Arrangement
Self-Funded	18,499	17,737	17,425	4.3%	6.2%
Fully-Insured	16,775	17,072	17,342	(1.7)%	(3.3)%

Total Medical Membership	35,274	34,809	34,767	1.3%	1.5%

Reportable Segment
Commercial Business	28,414	27,886	27,868	1.9%	2.0%
Consumer Business	5,475	5,543	5,518	(1.2)%	(0.8)%
Other Business	1,385	1,380	1,381	0.4%	0.3%

Total Medical Membership	35,274	34,809	34,767	1.3%	1.5%

Other Membership
Behavioral Health Membership	23,410	20,230	20,038	15.7%	16.8%
Life and Disability Membership	5,553	5,598	5,754	(0.8)%	(3.5)%
Dental Membership	4,665	5,014	5,169	(7.0)%	(9.8)%
Vision Membership	2,574	2,401	2,480	7.2%	3.8%
Medicare Part D Membership	1,854	1,614	1,594	14.9%	16.3%

PBM Prescription Volume Processed (Quarterly) (1)
Retail Scripts	98,296	91,393	90,882	7.6%	8.2%
Mail Order Scripts	6,834	7,019	7,022	(2.6)%	(2.7)%
Specialty Pharmacy Scripts	230	193	150	19.2%	53.3%

Total Scripts	105,360	98,605	98,054	6.9%	7.5%

PBM Prescription Volume Paid (Quarterly) (1)
Retail Scripts	59,782	56,833	55,892	5.2%	7.0%
Mail Order Scripts	6,550	7,000	7,011	(6.4)%	(6.6)%
Specialty Pharmacy Scripts	165	131	87	26.0%	89.7%

Total Scripts	66,497	63,964	62,990	4.0%	5.6%

(1)

Prescriptions processed represent all requests submitted to our PBM companies. Prescriptions processed may not ultimately agree to the amount paid for various reasons, including duplicative and non-covered submissions.

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30
(In millions, except per share data)	2008	2007	Change
Revenues
Premiums	$14,344.9	$13,935.9	2.9%
Administrative fees	966.0	923.4	4.6%
Other revenue	166.1	154.3	7.6%

Total operating revenue	15,477.0	15,013.6	3.1%
Net investment income	217.6	253.4	(14.1)%
Net realized gains (losses) on investments	(27.8)	0.9	NM	(1)

Total revenues	15,666.8	15,267.9	2.6%

Expenses
Benefit expense	11,955.6	11,405.4	4.8%
Selling, general and administrative expense
Selling expense	445.1	429.6	3.6%
General and administrative expense	1,773.5	1,830.7	(3.1)%

Total selling, general and administrative expense	2,218.6	2,260.3	(1.8)%
Cost of drugs	118.5	113.9	4.0%
Interest expense	116.5	100.1	16.4%
Amortization of other intangible assets	71.6	70.9	1.0%

Total expenses	14,480.8	13,950.6	3.8%

Income before income tax expense	1,186.0	1,317.3	(10.0)%

Income tax expense	435.5	482.1	(9.7)%

Net income	$750.5	$835.2	(10.1)%

Net income per diluted share	$1.44	$1.35	6.7%

Diluted shares	522.6	617.9	(15.4)%

Benefit expense as a percentage of premiums	83.3%	81.8%	150	bp
Selling, general and administrative expense as a percentage of total operating revenue	14.3%	15.1%	(80	)bp
Income before income tax expense as a percentage of total revenues	7.6%	8.6%	(100	)bp

(1)	“NM” = not meaningful

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Six Months Ended June 30
(In millions, except per share data)	2008	2007	Change
Revenues
Premiums	$28,579.3	$27,693.3	3.2%
Administrative fees	1,935.6	1,847.9	4.7%
Other revenue	328.7	313.6	4.8%

Total operating revenue	30,843.6	29,854.8	3.3%
Net investment income	450.3	500.0	(9.9)%
Net realized gains (losses) on investments	(73.4)	1.1	NM	(1)

Total revenues	31,220.5	30,355.9	2.8%

Expenses
Benefit expense	24,072.1	22,835.2	5.4%
Selling, general and administrative expense
Selling expense	889.4	852.6	4.3%
General and administrative expense	3,577.8	3,539.3	1.1%

Total selling, general and administrative expense	4,467.2	4,391.9	1.7%
Cost of drugs	237.4	220.4	7.7%
Interest expense	235.5	203.0	16.0%
Amortization of other intangible assets	143.1	141.7	1.0%

Total expenses	29,155.3	27,792.2	4.9%

Income before income taxes	2,065.2	2,563.7	(19.4)%

Income taxes	726.6	945.4	(23.1)%

Net income	$1,338.6	$1,618.3	(17.3)%

Net income per diluted share	$2.50	$2.61	(4.2)%

Diluted shares	535.1	620.5	(13.8)%

Benefit expense as a percentage of premiums	84.2%	82.5%	170	bp
Selling, general and administrative expense as a percentage of total operating revenue	14.5%	14.7%	(20	)bp
Income before income taxes as a percentage of total revenues	6.6%	8.4%	(180	)bp

(1)	“NM” = not meaningful

WellPoint, Inc.

Consolidated Balance Sheets

(In millions)	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,273.8	$2,767.9
Investments available-for-sale, at fair value	3,541.2	3,726.3
Other invested assets, current	40.7	40.3
Accrued investment income	163.0	165.8
Premium and self-funded receivables	3,203.4	2,870.1
Other receivables	1,274.6	996.4
Income taxes receivable	53.1	0.9
Securities lending collateral	715.4	854.1
Deferred tax assets, net	669.0	559.6
Other current assets	1,106.2	1,050.4

Total current assets	13,040.4	13,031.8

Long-term investments available-for-sale, at fair value	12,826.5	13,962.4
Other invested assets, long-term	789.9	752.9
Property and equipment, net	1,014.2	995.9
Goodwill	13,539.8	13,435.4
Other intangible assets	9,084.0	9,220.8
Other noncurrent assets	681.1	660.8

Total assets	$50,975.9	$52,060.0

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$6,270.3	$5,788.0
Reserves for future policy benefits	65.3	63.7
Other policyholder liabilities	1,620.2	1,832.2

Total policy liabilities	7,955.8	7,683.9
Unearned income	1,054.6	1,114.6
Accounts payable and accrued expenses	2,834.4	2,909.6
Security trades pending payable	13.8	50.6
Securities lending payable	715.4	854.1
Current portion of long-term debt	19.2	20.4
Other current liabilities	1,965.0	1,755.0

Total current liabilities	14,558.2	14,388.2

Long-term debt, less current portion	9,750.1	9,023.5
Reserves for future policy benefits, noncurrent	659.0	661.9
Deferred tax liability, net	2,919.6	3,004.4
Other noncurrent liabilities	1,834.5	1,991.6

Total liabilities	29,721.4	29,069.6

Shareholders’ equity
Common stock	5.1	5.6
Additional paid-in capital	17,078.8	18,441.1
Retained earnings	4,396.8	4,387.6
Accumulated other comprehensive income (loss)	(226.2)	156.1

Total shareholders’ equity	21,254.5	22,990.4

Total liabilities and shareholders’ equity	$50,975.9	$52,060.0

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30
(In millions)	2008	2007
Operating activities
Net income	$1,338.6	$1,618.3
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized losses (gains) on investments	73.4	(1.1)
Loss on disposal of assets	0.5	1.1
Deferred income taxes	26.0	(228.1)
Amortization, net of accretion	238.2	232.5
Depreciation expense	51.9	63.0
Share-based compensation	89.5	102.1
Excess tax benefits from share-based compensation	(13.6)	(127.1)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(612.9)	(198.9)
Other invested assets, current	(0.3)	10.0
Other assets	(94.9)	(39.1)
Policy liabilities	269.0	484.8
Unearned income	(59.8)	677.8
Accounts payable and accrued expenses	(196.2)	(319.9)
Other liabilities	64.2	201.9
Income taxes	(35.1)	254.9
Other, net	6.8	(25.2)

Net cash provided by operating activities	1,145.3	2,707.0

Investing activities
Purchases of fixed maturity securities	(4,000.4)	(5,396.2)
Proceeds from sales and maturities of fixed maturity securities	4,875.7	4,273.3
Purchase of equity securities	(1,049.8)	(817.1)
Proceeds from sales of equity securities	792.8	1,232.0
Changes in securities lending collateral	138.7	(80.5)
Purchases of subsidiaries, net of cash acquired	(116.5)	–
Proceeds from sales of subsidiaries, net of cash sold	5.0	–
Purchases of property and equipment	(156.0)	(120.1)
Proceeds from sales of property and equipment	11.3	7.6
Other, net	(43.8)	(21.6)

Net cash provided by (used in) investing activities	457.0	(922.6)

Financing activities
Net (repayment of) proceeds from commercial paper borrowings	196.2	(296.7)
Proceeds from long-term borrowings	525.0	1,478.3
Repayment of long-term borrowings	(5.9)	(5.4)
Changes in securities lending payable	(138.7)	80.5
Changes in bank overdrafts	104.5	(145.9)
Repurchase and retirement of common stock	(2,875.2)	(1,957.7)
Proceeds from exercise of employee stock options and employee stock purchase plan	84.1	538.4
Excess tax benefits from share-based compensation	13.6	127.1

Net cash used in financing activities	(2,096.4)	(181.4)

Change in cash and cash equivalents	(494.1)	1,603.0
Cash and cash equivalents at beginning of period	2,767.9	2,602.1

Cash and cash equivalents at end of period	$2,273.8	$4,205.1

WellPoint, Inc.

Reconciliation of Medical Claims Payable

	Six Months Ended June 30		Year Ended December 31
(In millions)	2008	2007	2007	2006		2005
	(Unaudited)
Gross medical claims payable, beginning of period	$5,788.0	$5,290.3	$5,290.3	$4,853.4		$4,134.0
Ceded medical claims payable, beginning of period	(60.7)	(51.0)	(51.0)	(27.7)		(31.9)

Net medical claims payable, beginning of period	5,727.3	5,239.3	5,239.3	4,825.7		4,102.1

Business combinations and purchase adjustments	—	(2.0)	15.2	(6.4)		784.5

Net incurred medical claims:
Current year	24,308.4	23,208.3	46,366.2	42,613.2		32,865.6
Prior years (redundancies) [1]	(269.6)	(356.1)	(332.7)	(617.7)		(644.9)

Total net incurred medical claims	24,038.8	22,852.2	46,033.5	41,995.5		32,220.7

Net payments attributable to:
Current year medical claims	18,689.5	17,973.0	40,765.7	37,486.0		28,997.1
Prior years medical claims	4,865.4	4,467.6	4,795.0	4,089.5		3,284.5

Total net payments	23,554.9	22,440.6	45,560.7	41,575.5		32,281.6

Net medical claims payable, end of period	6,211.2	5,648.9	5,727.3	5,239.3		4,825.7
Ceded medical claims, end of period	59.1	54.0	60.7	51.0		27.7

Gross medical claims payable, end of period	$6,270.3	$5,702.9	$5,788.0	$5,290.3		$4,853.4

Current year medical claims paid as a percent of current year net incurred medical claims	76.9%	77.4%	87.9%	88.0%		88.2%

Prior year redundancies in the current period as a percent of prior year net medical claims payables less prior year redundancies in the current period	4.9%	7.3%	6.8%	14.7%		18.7%

Prior year redundancies in the current period as a percent of prior year net incurred medical claims - as reported	0.6%	0.8%	0.8%	1.9%		4.2%

Prior year redundancies in the current period as a percent of prior year net incurred medical claims - adjusted for acquisitions	0.6%	0.8%	0.8%	1.6	% [2]	2.1	% [2]

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.
[2]

The reported ratios of prior year redundancies in the current period to prior year net incurred medical claims is impacted by certain acquisitions (the former WellChoice, Inc. in 2005 and WHN in 2004). The Company has provided ratios adjusted for these acquisitions in order to demonstrate these impacts. Refer to the table entitled, “Reconciliation of Medical Claims Payable—Adjusted Ratios” for details regarding the respective calculation methodologies.

WellPoint, Inc.

Reconciliation of Medical Claims Payable - Adjusted Ratios

(Unaudited)

Note: Below are reconciliations for the adjusted ratios of prior year redundancies in the current period to prior year net incurred medical claims that are included in table entitled, “Reconciliation of Medical Claims Payable.”

Ratio for the Year Ended December 31, 2006

This ratio is impacted by having no net incurred medical claims for the former WellChoice, Inc. (“WC”) in 2005.

Net incurred medical claims related to prior years (redundancies) - year ended December 31, 2006 (As Reported)	$617.7

Net incurred medical claims - year ended December 31, 2005 (As Reported)	$32,865.6
Ratio (As Reported)	1.9%

Net incurred medical claims - year ended December 31, 2005 (Comparable Basis)[1]	$37,676.0
Ratio (As Adjusted)	1.6%
[1] Represents comparable benefit expense, assuming WC had been owned for the entire year ended December 31, 2005.

Ratio for the Year Ended December 31, 2005

This ratio is impacted by having only one month of net incurred medical claims for the former WellPoint Health Networks Inc. (“WHN”) in 2004.

Net incurred medical claims related to prior years (redundancies) - year ended December 31, 2005 (As Reported)	$644.9

Net incurred medical claims - year ended December 31, 2004 (As Reported)	$15,344.9
Ratio (As Reported)	4.2%

Net incurred medical claims - year ended December 31, 2004 (Comparable Basis)[2]	$30,819.1
Ratio (As Adjusted)	2.1%
[2] Represents comparable benefit expense, assuming WHN had been owned for the entire year ended December 31, 2004.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

This document contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not generally historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings with the U.S. Securities and Exchange Commission, or SEC; increased government regulation of health benefits, managed care and PBM operations; trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding the Medicare Part C and Medicare Part D Prescription Drug benefits programs, including potential uncollectability of receivables resulting from processing and/or verifying enrollment (including facilitated enrollment), inadequacy of underwriting assumptions, inability to receive and process correct information, uncollectability of premium from members, increased medical or pharmaceutical costs, and the underlying seasonality of the business; a downgrade in our financial strength ratings; litigation and investigations targeted at health benefits companies and our ability to resolve litigation and investigations within estimates; our ability to meet expectations regarding repurchases of shares of our common stock; funding risks with respect to revenue received from participation in Medicare and Medicaid programs; non-compliance with the complex regulations imposed on Medicare and Medicaid programs; events that result in negative publicity for the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our license with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations, applicable to our investment portfolios; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative affect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and our governing documents may prevent or discourage takeovers and business combinations; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.